Exhibit 21.1

SIGNIFICANT SUBSIDIARIES

Organized Under the Laws of
Agilent Technologies Coordination Center S.C./C.V.	Belgium
Velocity11	California
Agilent Technologies Canada Inc.	Canada
Agilent Technologies (Cayco) Ltd.	Cayman Islands
Agilent Technologies Cayman Islands, Inc.	Cayman Islands
Agilent Technologies Company Ltd.	China
Agilent Technologies (Shanghai) Company Ltd.	China
Agilent Technologies World Trade Inc.	Delaware
Agilent Technologies Research Corporation	Delaware
Agilent Technologies Deutschland GmbH	Germany
Agilent Technologies Sales and Services GmbH & Co. KG	Germany
Agilent Technologies Deutschland Alpha GmbH	Germany
Agilent Technologies Deutschland Holding GmbH	Germany
Agilent Technologies Italia S.P.A.	Italy
Agilent Technologies Japan Ltd.	Japan
Agilent Technologies Ireland Limited	Ireland
Agilent Technologies Ireland Finance Limited	Ireland
Agilent Technologies Korea Ltd.	Korea
Agilent Technologies (Luxco) S.A.R.L.	Luxembourg
Agilent Technologies Microwave Products (M) Sdn. Bhd.	Malaysia
Agilent Technologies (Malaysia) Sdn. Bhd.	Malaysia
Agilent Technologies Europe B.V.	Netherlands
Agilent Technologies Sanigi B.V.	Netherlands
Agilent Technologies Zeta C.V.	Netherlands
Agilent Technologies Singapore (Holdings) Pte. Ltd.	Singapore
Agilent Technologies Singapore (Sales) Pte. Ltd.	Singapore
Agilent Technologies Singapore Pte. Ltd.	Singapore
Agilent Technologies International S.A.R.L.	Switzerland
Agilent Technologies Rhone S.A.R.L.	Switzerland
Agilent Technologies Taiwan Ltd.	Taiwan
Agilent Technologies UK Limited	United Kingdom